Filed Pursuant to Rule 424(b)(2)
Registration No. 333-130318

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Aggregate Price	Aggregate	Registration
Registered	Registered	Per Unit	Offering Price	Fee(1)

Notes due 2013	$300,000,000	99.926%	$299,778,000	$11,782
Notes due 2018	$450,000,000	99.744%	$448,848,000	$17,640

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 14, 2005)
$750,000,000

Eaton Corporation
$300,000,000 4.900% Notes due 2013
$450,000,000 5.600% Notes due 2018

The 4.900% Notes due 2013 (the “Notes due 2013”) will bear interest from May 20, 2008. Interest on the Notes due 2013 will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2008. The Notes due 2013 will mature on May 15, 2013. We may redeem the Notes due 2013, in whole or in part, at any time at the make-whole premium redemption price described under “Description of Notes — Optional Redemption” in this prospectus supplement. If a Change of Control Triggering Event as described herein occurs, unless we have exercised our option to redeem the Notes due 2013 by notifying the noteholders to that effect, we will be required to offer to repurchase the Notes due 2013 at the price described in this prospectus supplement.

The 5.600% Notes due 2018 (the “Notes due 2018” and, together with the Notes due 2013, the “Notes”) will bear interest from May 20, 2008. Interest on the Notes due 2018 will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2008. The Notes due 2018 will mature on May 15, 2018. We may redeem the Notes due 2018, in whole or in part, at any time at the make-whole premium redemption price described under “Description of Notes — Optional Redemption” in this prospectus supplement. If a Change of Control Triggering Event as described herein occurs, unless we have exercised our option to redeem the Notes due 2018 by notifying the noteholders to that effect, we will be required to offer to repurchase the Notes due 2018 at the price described in this prospectus supplement.

The Notes will be unsecured obligations of our company and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note Due		Per Note Due
	2013	Total	2018	Total

Public Offering Price(1)	99.926%	$299,778,000	99.744%	$448,848,000
Underwriting Discount	0.600%	$1,800,000	0.650%	$2,925,000
Proceeds to Eaton Corporation (before expenses)	99.326%	$297,978,000	99.094%	$445,923,000

(1)	Plus accrued interest, if any, from May 20, 2008, if settlement occurs after that date.

The underwriters expect to deliver the Notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), on or about May 20, 2008.

Joint Book-Running Managers

Citi	JPMorgan	Morgan Stanley
Co-Managers
Goldman Sachs & Co.		UBS Investment Bank
Banc of America Securities LLC		KeyBanc Capital Markets

Barclays Capital	BNP PARIBAS	Deutsche Bank Securities	Merrill Lynch & Co.

May 15, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement
Where You Can Find More Information	S-3
Special Note Regarding Forward-Looking Statements	S-3
Summary	S-4
Use of Proceeds	S-7
Capitalization	S-8
Ratio of Earnings to Fixed Charges	S-9
Description of Notes	S-10
Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders	S-18
Legal Opinions	S-24
Experts	S-24

Prospectus
Where You Can Find More Information	2
The Company	3
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	3
Prospectus	3
Prospectus Supplement	4
Description of Debt Securities	4
Description of Debt Warrants	20
Description of Preferred Shares	22
Description of Common Shares	25
Plan of Distribution	28
Legal Opinions	29
Experts	29

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange, and information about us is also available there.

This prospectus supplement is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of these securities.

•	Annual Report on Form 10-K for the year ended December 31, 2007.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Current Reports on Form 8-K filed on January 22, 2008, January 31, 2008, March 3, 2008, April 7, 2008, April 21, 2008 and April 28, 2008.

You may obtain a copy of these filings at no cost by writing to or telephoning us at the following address:

Eaton Corporation
Eaton Center
1111 Superior Avenue
Cleveland, Ohio 44114-2584
(216) 523-5000

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. This prospectus supplement is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of the date of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in the accompanying prospectus or this prospectus supplement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “intends”, “plans”, “projects”, “believes”, “estimates”, “anticipates” and variations of these and similar expressions are used to identify these forward-looking statements. These forward-looking statements refer to, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in those documents are set forth in those documents, and include those described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Company

We are a global leader in the design, manufacture, marketing and servicing of electrical systems and components for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; hydraulics, fuel and pneumatic systems for commercial and military aircraft; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Headquartered in Cleveland, Ohio, we have 79,000 employees and sell products in more than 150 countries.

Our operations are categorized into the following five business segments: Electrical, Hydraulics, Aerospace, Truck and Automotive. Prior to January 1, 2008, we reported our businesses in four segments, with the current Hydraulics and Aerospace segments being part of one segment called “Fluid Power.”

Electrical

The Electrical segment is a leader in power distribution and power protection equipment including uninterruptible power supply (or UPS) systems, switches, power distribution units, circuit breakers, switch boards, motor controls, meters and relays. The principal markets for the Electrical segment are industrial, non-residential and residential construction, commercial, government, institutional, and telecommunications customers. These customers are generally concentrated in North America, Europe and Asia/Pacific; however, sales are made globally. Sales in the Electrical segment are made directly and indirectly through distributors and manufacturers representatives to these customers.

Hydraulics

The Hydraulics segment manufactures hydraulic components and systems for industrial and mobile applications, including pumps, motors, hydraulic power units, hose and fittings and power and load management systems; a wide range of controls and sensing products, including valves, cylinders and electronic controls; a full range of fluid conveyance products, including hose, thermoplastic tubing, fittings, couplings and sealing; filtration systems solutions, including filter bags, canisters and vessels; heavy-duty drum and disc brakes; and golf grips. The principal markets for the Hydraulics segment are original equipment manufacturers and after-market customers of off-highway and industrial equipment; equipment and systems in oil and gas, fine chemicals, mining, metal forming and food and beverage applications. These manufacturers are located globally, and these products are sold and serviced through a variety of channels.

Aerospace

The Aerospace segment manufactures hydraulic power generation systems for aerospace applications, including, pumps, motors, hydraulic power units, hose and fittings, electro-hydraulic pumps and power and load management systems; controls and sensing products, including valves, cylinders, electronic controls, electromechanical actuators, sensors, displays and panels, aircraft flap and slat systems and nose wheel steering systems; fluid conveyance products, including hose, thermoplastic tubing, fittings, adapters, couplings, sealing and ducting; and fuel systems, including fuel pumps, sensors, valves, adapters and regulators. The principal markets for the Aerospace segment are manufacturers of commercial and military aircraft and related after-market customers. These manufacturers are located globally and these products are sold and serviced through a variety of channels.

Truck

The Truck segment is a leader in the design, manufacture and marketing of drivetrain systems and components for medium-and heavy-duty commercial vehicles, primarily in the Americas. The segment designs and manufactures transmissions, clutches, collision warning systems, mobile diagnostics, fleet resource management solutions, and hybrid electric powertrain systems. The principal markets for the Truck segment are original equipment manufacturers and after-market customers of heavy-, medium- and light-duty trucks and passenger cars. These manufacturers and other customers are located globally, and most sales of these products are made directly to these manufacturers.

Automotive

The Automotive segment designs, manufactures and markets superchargers, engine valves and valve actuation systems, cylinder heads, locking and limited slip differentials, transmission controls, engine controls, fuel vapor components, compressor control clutches for mobile refrigeration, fluid connectors and hoses for air conditioning and power steering, decorative spoilers, underhood plastic components, fluid conveyance products including, hose, thermoplastic tubing, fittings, adapters, couplings and sealing products to the global automotive industry. The principal markets for the Automotive segment are original equipment manufacturers and aftermarket customers of light-duty trucks and passenger cars. These manufacturers are located globally, and most sales of these products are made directly to these manufacturers.

Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.

Recent Developments

On April 28, 2008, we received approximately $1.43 billion in net proceeds from the issuance of 17,500,000 common shares sold in a public offering. On May 5, 2008, we issued an additional 1,178,000 common shares pursuant to the partial exercise of the underwriters’ over-allotment option in the common share offering, resulting in additional net proceeds to us of approximately $95.9 million. We used these proceeds to repay borrowings under our revolving credit facility, which we entered into on January 25, 2008, and to repay some of the commercial paper backstopped by the facility. The revolving credit facility, in the amount of $3.0 billion, was entered into for the purpose of financing the acquisitions of The Moeller Group on April 4, 2008 and Phoenixtec Power Company Ltd. on February 26, 2008.

The Offering

Issuer	Eaton Corporation

Notes offered	$300,000,000 aggregate principal amount of 4.900% Notes due 2013. $450,000,000 aggregate principal amount of 5.600% Notes due 2018.

Maturity	The Notes due 2013 will mature on May 15, 2013. The Notes due 2018 will mature on May 15, 2018.

Interest Rate	The Notes due 2013 will bear interest at 4.900 % per annum, payable semi-annually. The Notes due 2018 will bear interest at 5.600 % per annum, payable semi-annually.

Interest Payment Dates	May 15 and November 15 of each year, commencing on November 15, 2008.

Optional Redemption	We may redeem the Notes, in whole or in part, at any time, at the applicable make-whole premium redemption price described under “Description of Notes — Optional Redemption” in this prospectus supplement.

Ranking	The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries.

Change of Control	If a Change of Control Triggering Event as described herein occurs, unless we have exercised our option to redeem the Notes by notifying the holders to that effect, we will be required to offer to repurchase the Notes at the price described in this prospectus supplement.

Authorized Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Use of proceeds	We expect the net proceeds from the sale of the Notes offered hereby to be approximately $743.5 million, after deducting underwriting discounts and commission and offering expenses. We will use these proceeds to repay commercial paper backstopped by our revolving credit facility, which we entered into on January 25, 2008. The revolving credit facility, in the amount of $3.0 billion, was entered into for the purpose of either funding direct loans or backstopping commercial paper borrowings. As of May 14, 2008, we had no borrowings outstanding under our revolving credit facility and commercial paper backstopped totaled $974 million at an average interest rate of 2.46%, with an average maturity period of 12 days. The proceeds of the revolving credit facility were used to finance the acquisitions of The Moeller Group on April 4, 2008 and Phoenixtec Power Company Ltd. on February 26, 2008. See “Use of Proceeds.”

Trustee, Registrar and Paying Agent	The Bank of New York

Governing Law	New York

USE OF PROCEEDS

We expect the net proceeds from the sale of the Notes offered hereby to be approximately $743.5 million, after deducting underwriting discounts and commission and offering expenses. We will use these proceeds to repay commercial paper backstopped by our revolving credit facility, which we entered into on January 25, 2008. The revolving credit facility, in the amount of $3.0 billion, was entered into for the purpose of either funding direct loans or backstopping commercial paper borrowings. As of May 14, 2008, we had no borrowings outstanding under our revolving credit facility and commercial paper backstopped totaled $974 million at an average interest rate of 2.46%, with an average maturity period of 12 days. The proceeds of the revolving credit facility were used to finance the acquisitions of The Moeller Group on April 4, 2008 and Phoenixtec Power Company Ltd. on February 26, 2008.

CAPITALIZATION

The following table sets forth the capitalization of Eaton and our consolidated subsidiaries at March 31, 2008. The “As Adjusted” capitalization set forth below gives effect to the issuance of the Notes due 2013 and the Notes due 2018 offered hereby, after deducting underwriting discounts and commissions and offering expenses.

	As of March 31, 2008
	Unaudited
	Historical	As Adjusted
	Millions

Short-term debt, primarily commercial paper	$1,290	$1,290
Current portion of long-term debt	171	171

Total short-term debt and current portion of long-term debt	$1,461	$1,461

Long-term debt
7.40% notes due 2009	$15	$15
Floating rate senior notes due 2009 (3.17625% at March 31, 2008 — LIBOR + .08%)	250	250
Floating rate senior note due 2010 (3.25% at March 31, 2008 — LIBOR + .26%)	281	281
5.75% notes due 2012	300	300
7.58% notes due 2012	12	12
5.80% notes due 2013	7	7
12.5% debentures due 2014	11	11
4.65% notes due 2015	100	100
5.3% notes due 2017	250	250
7.09% notes due 2018	25	25
6.89% notes due 2018	6	6
7.07% notes due 2018	2	2
6.875% notes due 2018	3	3
8-7/8% debentures due 2019	38	38
8.10% debentures due 2022	100	100
7.625% debentures due 2024	66	66
6-1/2% debentures due 2025	145	145
7.875% debentures due 2026	72	72
7.65% debentures due 2029	200	200
5.45% debentures due 2034	150	150
5.25% notes due 2035	72	72
5.8% notes due 2037	240	240
Floating rate borrowing under $3.0 billion revolving credit agreement (3.28% at March 31, 2008 — LIBOR + .21)%	100	100
Floating rate borrowing under $3.0 billion revolving credit agreement (3.28813% at March 31, 2008 — LIBOR + .21)%	50	50
Floating rate borrowing under $3.0 billion revolving credit agreement (3.26813% at March 31, 2008 — LIBOR + .21)%	100	100
4.900% Notes due 2013 offered hereby	—	300
5.600% Notes due 2018 offered hereby	—	450
Other	109	109

Total long-term debt	2,704	3,454
Shareholders’ equity Common shares, par value $0.50 per share, 300.0 million common shares authorized and 147.1 million common shares issued and outstanding	74	74
Capital in excess of par value	2,330	2,330
Retained earnings	3,430	3,430
Accumulated other comprehensive loss	(311)	(311)
Deferred compensation plans	(23)	(23)

Total shareholders’ equity	5,500	5,500

Total capitalization (long-term debt and shareholders’ equity)	$8,204	$8,954

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the three months ended March 31, 2008 and for each of the five years in the period ended December 31, 2007.

	For the Three Months	For the Years Ended December 31,
	Ended March 31, 2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	5.70	5.16	6.02	7.04	6.78	4.41

For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of consolidated pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries and income (loss) of equity investees, plus (1) amortization of capitalized interest, (2) distributed income of equity investees and (3) fixed charges described below, excluding interest capitalized. “Fixed charges” consist of (1) interest expensed, (2) capitalized interest, (3) amortization of debt issue costs and (4) that portion of rent expense estimated to represent interest. Because we have not had any preferred shares outstanding during the last five years and have, therefore, not paid any dividends on preferred shares, our ratio of earnings to combined fixed charges and preferred share dividends has been the same as the ratio of earnings to fixed charges for each of the above periods.

DESCRIPTION OF NOTES

General

The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used in this section of this prospectus supplement that are otherwise not defined have the meanings given to them in the accompanying prospectus.

The Notes will be senior unsecured debt issued under the Indenture dated as of April 1, 1994, as supplemented from time to time (the “Senior Indenture”), between us and The Bank of New York, as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as Senior Trustee. The Notes will rank equally with all our other senior unsecured indebtedness from time to time outstanding. Each of the Notes due 2013 and the Notes due 2018 will constitute a separate series of securities under the Senior Indenture.

We will issue the Notes due 2013 in the aggregate principal amount of $300.0 million. The Notes due 2013 will mature on May 15, 2013. We will issue the Notes due 2018 in the aggregate principal amount of $450.0 million. The Notes due 2018 will mature on May 15, 2018. We will issue the Notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will not be subject to any sinking fund and will not be convertible into or exchangeable for any of our equity interests.

We may, without the consent of the holders of the Notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes of a particular series. Any such additional debt securities and the Notes of such series will constitute a single series under the Senior Indenture. None of these additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes of such series.

Principal and Interest

Notes due 2013

The Notes due 2013 will mature on May 15, 2013, bear interest at the annual rate shown on the cover of this prospectus supplement and accrue interest from May 20, 2008 or from the most recent date to which interest has been paid or provided for. Interest will be payable semi-annually, on May 15 and November 15, beginning on November 15, 2008, to each person in whose name the Notes due 2013 are registered at the close of business on the May 1 and November 1 (whether or not that date is a business day as that term is defined in the Senior Indenture), as the case may be, immediately preceding the interest payment date. We will compute interest on the Notes due 2013 on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Notes due 2018

The Notes due 2018 will mature on May 15, 2018, bear interest at the annual rate shown on the cover of this prospectus supplement and accrue interest from May 20, 2008 or from the most recent date to which interest has been paid or provided for. Interest will be payable semi-annually, on May 15 and November 15, beginning on November 15, 2008, to each person in whose name the Notes due 2018 are registered at the close of business on the May 1 and November 1 (whether or not that date is a business day as that term is defined in the Senior Indenture), as the case may be, immediately preceding the interest payment date. We will compute interest on the Notes due 2018 on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Optional Redemption

All or a portion of the Notes due 2013 or the Notes due 2018, as the case may be, may be redeemed at our option at any time or from time to time. The redemption price for the Notes due 2013 or the Notes due 2018, as applicable, to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the Notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the applicable Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points, as determined by the Quotation Agent (as defined below), plus, in each case, accrued and unpaid interest on the applicable Notes to the redemption date. Notwithstanding the foregoing, installments of interest on the applicable Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable Notes and the Senior Indenture.

We will mail notice of any redemption to each registered holder of the applicable Notes at least 30 days but not more than 60 days before the redemption date. Once notice of redemption is mailed, the applicable Notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Treasury Rate will be determined on the third business day prior to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the applicable Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all those Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, that Quotation.

“Quotation Agent” means a Reference Treasury Dealer selected by us for the purpose of performing the functions of the Quotation Agent with respect to the applicable Notes.

“Reference Treasury Dealer” means (A) (i) Citigroup Global Markets Inc., (ii) J.P. Morgan Securities Inc. or (iii) Morgan Stanley & Co. Incorporated (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute for them another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) we select.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the applicable Notes or any portion of the applicable Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the applicable Notes to be redeemed on that date. If less than all of the applicable Notes are to be redeemed, the applicable Notes to be redeemed shall be selected by lot by DTC, in the case of applicable Notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of applicable Notes that are not represented by a global security.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to the Notes due 2013 or the Notes due 2018, unless we have exercised our option to redeem those Notes by notifying the noteholders to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the series of Notes as to which the Change of Control Triggering Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s applicable Notes on the terms set forth in those Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the applicable Notes repurchased, plus accrued and unpaid interest, if any, on the applicable Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the applicable Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the applicable Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all applicable Notes or portions of applicable Notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all applicable Notes or portions of applicable Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the applicable Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of applicable Notes or portions of applicable Notes being repurchased and that all conditions precedent provided for in the Senior Indenture to the Change of Control Offer and to the repurchase by the Company of the applicable Notes pursuant to the Change of Control Offer have been met.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all applicable Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any applicable Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Senior Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the applicable Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the applicable Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the applicable Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the applicable Notes were issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable Notes or fails to make a rating of the applicable Notes publicly available for reasons beyond our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on the applicable Notes is lowered by at least two of the three Rating Agencies and such Notes are rated below an Investment Grade Rating by at least two of the three Rating

Agencies, in any case on any day during the period (which period will be extended so long as the rating of such Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Defeasance and Covenant Defeasance

In some circumstances, we may elect to discharge our obligations on the Notes through defeasance or covenant defeasance. See “Description of Debt Securities — Defeasance and Covenant Defeasance” in the accompanying prospectus for more information about how we may do this.

Book-Entry System

We will issue the Notes in the form of one or more fully registered global securities, as described in “Description of Debt Securities — Book-Entry Debt Securities” in the accompanying prospectus. We will deposit these global securities with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and register these securities in the name of DTC’s nominee.

Investors may elect to hold interests in the Notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V, as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JP Morgan Chase Bank will act as depositary for the Euroclear System (in those capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the “DTC Participants”) deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is organized under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive Note certificates upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under those Notes. If we determine at any time that the Notes shall no longer be represented by global security certificates, we will inform DTC of our determination, and DTC will, in turn, notify participants of their right to withdraw their beneficial interests from the global security certificates. If those participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for the beneficial interests in the global security certificates. Any global security certificate, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Note certificates, as the case may be, registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the Notes and the Senior Indenture governing the Notes. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates for any purpose under the Notes or the junior subordinated indenture governing the Notes.

All payments on the Notes represented by the global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading among Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued or changed at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any Notes under the laws of their country of citizenship, residence or domicile.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes by a non-U.S. person who purchases the Notes in the initial offering. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, effective as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations.

In this discussion, we do not purport to address all tax considerations that may be important to you in light of your particular circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. expatriates or investors who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial investors who purchase the Notes for cash at the original offering price and who hold the Notes as capital assets (generally for investment purposes). If a partnership holds the Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction.

To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any tax statement herein regarding any U.S. federal tax consequences is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties under U.S. tax laws. Any such statement herein was written in connection with the marketing or promotion of the transaction to which the statement relates. Investors considering the purchase of Notes should consult their own independent tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not subject to U.S. federal income taxation on its worldwide income.

Interest on the Notes

Payments of interest on the Notes to a Non-U.S. Holder generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership; and

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code.

The portfolio interest exemption and several of the special rules for Non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing to us or our paying agent a properly executed IRS Form W-8BEN or appropriate substitute form certifying under penalty of perjury that you are not a U.S. person. If you hold the Notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the Notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

You generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a Note unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the Notes or gain from the sale, exchange or other taxable disposition of the Notes is effectively connected with a U.S. trade of business conducted by you (and in the case of an applicable treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade of business (and, in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) also may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

Payments to Non-U.S. Holders of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding tax generally will not apply to payments of interest and principal on a Note to a Non-U.S. Holder if certification of foreign status such as an IRS Form W-8BEN described in “— Interest on the Notes” is duly provided by the Non-U.S. Holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person.

Payment of the proceeds of a sale of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a Note effected outside the United States by certain brokers with substantial connections to the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS on a timely basis.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering of the Notes and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the applicable Notes set forth opposite the underwriter’s name.

	Principal	Principal
	Amount of Notes	Amount of Notes
Underwriter	Due 2013	Due 2018

Citigroup Global Markets Inc.	$66,000,000	$99,000,000
J.P. Morgan Securities Inc.	66,000,000	99,000,000
Morgan Stanley & Co. Incorporated	66,000,000	99,000,000
Goldman, Sachs & Co.	25,500,000	38,250,000
UBS Securities LLC	25,500,000	38,250,000
Banc of America Securities LLC	15,000,000	22,500,000
KeyBanc Capital Markets Inc.	15,000,000	22,500,000
Barclays Capital Inc.	5,250,000	7,875,000
BNP Paribas Securities Corp.	5,250,000	7,875,000
Deutsche Bank Securities Inc.	5,250,000	7,875,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	5,250,000	7,875,000

Total	$300,000,000	$450,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the applicable Notes if they purchase any of the applicable Notes.

The underwriters propose to offer some of the Notes directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the Notes due 2013 and 0.400% of the principal amount of the Notes due 2018. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the Notes due 2013 and 0.250% of the principal amount of the Notes due 2018.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the applicable Notes).

Paid by Eaton

Per Note due 2013	0.600%
Per Note due 2018	0.650%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $400,000.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of the Notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet net worth of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Notes described in this prospectus supplement who is located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the Notes have not authorized and do not authorize the making of any offer of the Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

UK Stabilisation

In connection with this offering, the representatives (or any person or persons acting on their behalves), may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the representatives to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

LEGAL OPINIONS

The validity of the Notes will be passed upon for our company by Mark M. McGuire, our Executive Vice President and General Counsel, and for the underwriters by Shearman & Sterling LLP, New York, New York. Mr. McGuire is paid a salary by our company and participates in various employee benefit plans offered to certain employees of our company generally.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Eaton Corporation
By this prospectus, we offer
an unspecified amount of the following:

Senior Debt Securities	Debt Warrants with
Subordinated Debt Securities	Debt Securities as Units
Preferred Shares	Debt Warrants with
Common Shares	Preferred Shares as Units
Debt Warrants
       The Company from time to time may offer to sell senior or subordinated debt securities, preferred shares, common shares and warrants, as well as units that include any of these securities or securities of other entities. The debt securities, preferred shares and warrants may be convertible into or exercisable or exchangeable for common or preferred shares or other securities of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the NYSE and trades under the ticker symbol “ETN”.
       The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
       This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered as well as the public offering prices of these securities will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 14, 2005.

WHERE YOU CAN FIND MORE INFORMATION	2
THE COMPANY	3
USE OF PROCEEDS	3
RATIO OF EARNINGS TO FIXED CHARGES	3
PROSPECTUS	3
PROSPECTUS SUPPLEMENT	4
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF DEBT WARRANTS	20
DESCRIPTION OF PREFERRED SHARES	22
DESCRIPTION OF COMMON SHARES	25
PLAN OF DISTRIBUTION	28
LEGAL OPINIONS	29
EXPERTS	29

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and information about us also is available there.
      This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering of securities has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2004

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

•	Current Report on Form 8-K filed February 25, 2005

•	Current Report on Form 8-K filed April 18, 2005

•	Current Report on Form 8-K filed April 29, 2005

•	Current Report on Form 8-K filed June 14, 2005

•	Current Report on Form 8-K filed July 18, 2005

•	Current Report on Form 8-K filed October 12, 2005
      You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Eaton Corporation
Eaton Center
1111 Superior Avenue
Cleveland, Ohio 44114-2584
Attn: Shareholder Relations
(216) 523-5000
      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

THE COMPANY
      We are a global diversified industrial manufacturer, incorporated in Ohio in 1916 as a successor to a New Jersey company that was incorporated in 1911. We are a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. We have 58,000 employees and sell products to customers in more than 125 countries.
      Our operations are categorized into these four business segments:

•	Electrical

•	Fluid Power

•	Truck

•	Automotive
      Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.
USE OF PROCEEDS
      Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include additions to working capital, acquisitions, or the retirement of existing indebtedness via repayment, redemption or exchange.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our ratio of earnings to fixed charges for the nine months ended September 30, 2005 and for each of the five years in the period ended December 31, 2004.

		Year Ended December 31,
	Nine Months Ended
	September 30, 2005	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	7.40	6.98	4.73	3.71	2.44	3.25
      For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of consolidated pretax income before adjustment for minority interests in consolidated subsidiaries or income (loss) of equity investees, plus (1) amortization of capitalized interest, (2) distributed income of equity investees and (3) fixed charges described below, excluding capitalized interest. “Fixed charges” consist of (1) interest expensed, (2) interest capitalized, (3) amortization of debt issue costs and (4) that portion of rent expense estimated to represent interest. Because we have not had any Preferred Shares outstanding during the last five years and have, therefore, not paid any dividends on Preferred Shares, our ratio of earnings to combined fixed charges and Preferred Share dividends has been the same as the ratio of earnings to fixed charges for each of the above periods.
PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of debt securities, warrants to purchase debt securities, preferred shares and common shares with a par value of $.50 per share.

PROSPECTUS SUPPLEMENT
      This prospectus provides you with a general description of the debt securities, debt warrants, preferred shares and common shares we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”
      The prospectus supplement to be attached to the front of this prospectus will describe:

•	the terms of any debt securities that we offer, including the terms under the caption “Provisions Applicable to Both the Senior and Subordinated Indentures—General”;

•	the terms of any debt warrants that we offer, including the exercise price, detachability, expiration date and other terms;

•	the terms of any preferred shares that we offer, including the specific designations and dividend, redemption, liquidation, voting and other rights not described in this prospectus and any terms for conversion or exchange;

•	the terms of any common shares that we offer; and

•	any initial public offering price, the purchase price and net proceeds to our company and the other specific terms related to our offering of such securities.
      For more details on the terms of the securities, you should read the exhibits filed with our registration statements.
DESCRIPTION OF DEBT SECURITIES
      We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that is inconsistent with the information below. As used in this section, “we,” “us,” “our” and “our company” refer to Eaton Corporation and not to its subsidiaries, unless the context otherwise requires.
      The debt securities are governed by a document called an “Indenture.” An Indenture is a contract between us and a financial institution acting as Trustee on your behalf. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf. Second, the Trustee performs certain administrative duties for us.
      Senior securities will be issued under an Indenture dated as of April 1, 1994, as supplemented from time to time (the “Senior Indenture”), which we entered into with Chemical Bank, as trustee (the “Senior Trustee”), and subordinated securities will be issued under a separate indenture (the “Subordinated Indenture”), which we will enter into with a trustee (the “Subordinated Trustee”) if we decide to issue any subordinated securities. JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank) is acting as Senior Trustee. The term “Trustee” refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will refer to the Senior Indenture and the Subordinated Indenture, as executed, together as the “Indentures” and each, as an “Indenture.” The Indentures are subject to and governed by the Trust Indenture Act of 1939.

      The Indentures and associated documents contain the full legal text of the matters described in this section. We have filed the form of each Indenture as an exhibit to a registration statement that we have filed with the SEC. See “Where You Can Find More Information” on page 2 of this prospectus for information on how to obtain copies of the Indentures.
      Because this section is a summary of the material terms of the Indentures, it does not describe every aspect of the debt securities. This summary is qualified in its entirety by the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the Trust Indenture Act. Whenever we refer to particular sections or defined terms of the Indentures, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. Unless otherwise noted, the section numbers refer to the applicable section for both Indentures.
Provisions Applicable to Both the Senior and Subordinated Indentures
General
      The debt securities will be our unsecured obligations. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under “—Subordinated Indenture Provisions—Subordination.”
      Under the Indentures, we may issue any debt securities offered under this prospectus and the attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities, as well as other unsecured debt securities.
      With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement for the following and other terms, which will be established by authority of our Board of Directors before the issuance of the debt securities:

•	the title of the debt securities and whether they will be senior securities or subordinated securities, including whether subordinated securities are convertible subordinated securities;

•	the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

•	the date or dates when the principal of the debt securities will be payable or how those dates will be determined;

•	the interest rate or rates which the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which interest will accrue, if any, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year or twelve 30-day months;

•	whether the amount of payments of principal of (or premium, if any), or interest on, the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	if other than U.S. dollars, the Currency or Currencies of the debt securities;

•	if other than denominations of $1,000 in the case of Registered Securities, the denominations in which the offered debt securities will be issued;

•	if not the principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	the form of the debt securities, if other than a registered global note, including whether the debt securities are to be issuable in permanent or temporary global form, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities, and the terms, if any, upon which you may exchange Bearer Securities for Registered Securities and vice versa (if permitted by applicable laws and regulations);

•	any modifications or additions to the provisions of Article Fourteen of the applicable Indenture described below under “Defeasance and Covenant Defeasance” if that Article is applicable to the debt securities;

•	any changes or additions to the Events of Default or our covenants with respect to the debt securities;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

•	if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

•	the designation of the Exchange Rate Agent, if applicable;

•	the Person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, the manner in which, or the Person to whom, any interest on any Bearer Security of the series will be payable, if not upon presentation and surrender of the coupons relating to the Bearer Security as they mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

•	whether and under what circumstances we will pay additional amounts as contemplated by Section 1005 of the applicable Indenture (“Additional Amounts”) in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts (and the terms of any such option);

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	in the case of subordinated securities, any terms modifying the subordination provisions;

•	in the case of convertible subordinated securities, any terms by which they may be convertible into common shares;

•	if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

•	if we issue the debt securities upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	the manner for paying principal and interest and the manner for transferring the debt securities; and

•	any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.
      For purposes of this prospectus, any reference to the payment of principal of (or premium, if any), or interest on, or interest on debt securities will include Additional Amounts if required by the terms of the debt securities.
      The Indentures do not limit the amount of debt securities that we are authorized to issue from time to time. (Section 301) When a single Trustee is acting for all debt securities issued under an Indenture, those Securities are called the “Indenture Securities.” Each Indenture also provides that there may be more than one Trustee thereunder, each for a series of Indenture Securities. See “Resignation of Trustee” on page 16 of this prospectus. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term “Indenture Securities” means the series of debt securities for which each respective Trustee is acting. If there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee will apply only to the Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would be treated as if issued under separate indentures.
      We may issue Indenture Securities with terms different from those of Indenture Securities already issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.
      If any series of debt securities are sold for, payable in or denominated in one or more foreign Currencies, we will specify applicable restrictions, elections, tax consequences, specific terms and other information in the applicable prospectus supplement.
      There is no requirement that we issue debt securities in the future under the Indentures, and we may use other indentures or documentation containing different provisions in connection with future issues of such other debt securities.
      We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.
Conversion and Exchange
      If you may convert or exchange debt securities for other Securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio (or the calculation method);

•	the conversion or exchange period (or how such period will be determined);

•	if conversion or exchange will be mandatory, at your option or at our option;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.
      The terms may also include provisions under which the number or amount of other Securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement.
Additional Mechanics

Form, Exchange and Transfer
      We may issue debt securities as follows:

•	as Registered Securities;

•	as Bearer Securities (with interest coupons attached unless otherwise stated in the prospectus supplement) (Section 201);

•	as both Registered Securities and Bearer Securities;

•	in denominations that are even multiples of $1,000 for Registered Securities and even multiples of $5,000 for Bearer Securities (Section 302); or

•	in global form. See “—Book-Entry Debt Securities.”
      You may have your Registered Securities separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.” If provided in the prospectus supplement, you may exchange your Bearer Securities with all unmatured coupons, except as provided below, and all matured coupons which are in default for Registered Securities of the same series as long as the total principal amount is not changed. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant interest payment dates will be surrendered without the coupon relating to such interest payment dates. Interest will not be payable in respect of the Registered Security issued in exchange for that Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless we specify otherwise in the prospectus supplement, we will not issue Bearer Securities in exchange for Registered Securities. (Section 305)
      You may transfer Registered Securities of a series and you may exchange debt securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring debt securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the “Security Registrar.” The Security Registrar also will perform transfers. (Section 305)
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 305)
      If we designate additional transfer agents, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
      If we redeem less than all of the Securities of a redeemable series, we may block the transfer or exchange of Securities during the period beginning 15 days before the day we mail the notice of redemption or publish the notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)
      If the offered debt securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.
      In this “Additional Mechanics” section of this prospectus, “you” means direct holders and not indirect holders of debt securities.
Payment and Paying Agents
      We will pay interest to you, if you are listed in the Trustee’s records as the owner of your debt security at the close of business on a particular day in advance of each due date for interest on your debt security. Interest will be paid to you if you are listed as the owner even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is defined in the prospectus supplement. Persons who are listed in the Trustee’s records as the owners of debt securities at the close of business on a particular day are referred to as “holders.” (Section 307) Holders buying and selling debt securities must work out between themselves the appropriate purchase price since we will pay all the interest for an interest period to the holders on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
      We will deposit interest, principal and any other money due on the debt securities with the Paying Agent that we name in the prospectus supplement.
      If you plan to have a bank or brokerage firm hold your securities, you should ask them for information on how you will receive payments. (Section 305)
      If we issue Bearer Securities, unless we provide otherwise in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the Bearer Securities. If we list the debt securities on any stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by that stock exchange. (Section 1002) We will specify the initial locations of such offices and agencies in the prospectus supplement. Unless otherwise provided in the prospectus supplement, we will make payment of interest on any Bearer Securities on or before Maturity only against surrender of coupons for such interest installments as they mature. (Section 1001) Unless otherwise provided in the prospectus supplement, we will not make payment with respect to any Bearer Security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, we will make payments of principal of (and premium, if any) and interest on Bearer Securities payable in U.S. dollars at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)
      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency. (Section 1002)
Events of Default
      You will have special rights if an Event of Default occurs as to the debt securities of your series which is not cured, as described later in this subsection. (Section 501) Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

      What Is an Event of Default? The term “Event of Default” as to the debt securities of your series means any of the following:

•	we do not pay the principal of (or premium, if any) on a debt security of such series on its due date;

•	we do not pay interest on a debt security of such series within 30 days of its due date;

•	we do not make or satisfy any sinking fund payment in respect of debt securities of such series within 30 days of its due date;

•	we remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of such series;

•	we file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur; or

•	there occurs any other Event of Default as to debt securities of the series described in the prospectus supplement. (Section 501)
      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture.
      The Trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the Trustee may not withhold notice if the default is in the payment of principal of (or premium, if any), or interest on, the debt securities. (Section 601)
      Remedies if an Event of Default Occurs. If an Event of Default has occurred and we have not cured it, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us (or the Trustee, if the holders give notice) in writing. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series by notifying us (or the Trustee, if the holders give notice) in writing. (Section 502)
      Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 602 and Trust Indenture Act Section 315) If reasonable indemnity is provided, the holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)
      Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured (Section 507);

•	the holders of 25% in principal amount of all of the debt securities of the relevant series must make a written request that the Trustee take action because of the default (Section 507) and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action (Section 602);

•	the Trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity (Section 507); and

•	the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice during such 60-day period. (Section 507).
      However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 508)
      Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal of, any premium, interest or Additional Amounts on any debt security or related coupon; or

•	in respect of a covenant that under Article Ten of the applicable Indenture cannot be modified or amended without the consent of each holder. (Section 513)
      If your securities are held for you by a bank or brokerage firm, you should consult them for information on how to give notice or direction to the Trustee or make a request of the Trustee and how to make or cancel a declaration of acceleration.
      Each year, we will furnish the Trustee with a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section 1004)
Merger, Consolidation or Sale of Assets
      Under the terms of the Indentures, we are generally permitted to consolidate or merge with another firm. We are also permitted to sell or transfer our assets substantially as an entirety to another firm. (Section 801) However, we may not take any of these actions unless all of the following conditions are met:

•	where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm must agree to be legally responsible for all obligations under the debt securities and the applicable Indenture (Section 801);

•	the merger, consolidation or sale or transfer of assets substantially as an entirety must not cause a default on the debt securities. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described on page 10 of this prospectus under “—What Is an Event of Default?” (Section 801);

•	where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm (if a corporation) must be a corporation organized under the laws of the United States or any state thereof or the District of Columbia (Section 801);

•	under the Senior Indenture, we may not merge, consolidate or sell or transfer our assets substantially as an entirety if, as a result, any of our property or assets or any property or assets of a Restricted Subsidiary (as defined) would become subject to any mortgage, lien or other encumbrance unless either:

•	the mortgage, lien or other encumbrance could be created pursuant to Section 1009 of such Indenture (see “—Senior Indenture Provisions—Limitation on Liens” on page 17) without equally and ratably securing the Indenture Securities or

•	the Indenture Securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance (Section 803);

•	we must deliver certain certificates and documents to the Trustee (Section 801); and

•	we must satisfy any other requirements specified in the prospectus supplement.
Modification or Waiver
      There are three types of changes that we can make to the Indentures and the debt securities.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. (Section 902) Following is a list of those types of changes:

•	a change of the Stated Maturity of the principal of or interest on a debt security;

•	a reduction of any amounts due on a debt security;

•	a reduction of the amount of principal payable upon acceleration of the Maturity of a Security following a default;

•	an adverse effect on any right of repayment at your option;

•	a change of the place (except as otherwise described in this prospectus) or Currency of payment on a debt security;

•	impairment of your right to sue for payment;

•	with respect to debt securities issued under the Subordinated Indenture, an adverse effect on the right to convert any debt securities as provided in Article 15 of the Subordinated Indenture;

•	a modification of the subordination provisions in the Subordinated Indenture in a manner that is adverse to you as a holder of the Subordinated Securities;

•	a reduction of the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

•	a reduction of the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•	a modification of any other aspect of the provisions of the Indenture dealing with modification and waiver of past defaults (Section 513), the quorum or voting requirements of the debt securities (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture) or provisions relating to the waiver of certain covenants (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture), except to increase any percentage of consents required to amend an Indenture or for any waiver or to add certain provisions that cannot be modified without the approval of each holder under Section 902; or

•	a change of any of our obligations to pay Additional Amounts.
      Changes Requiring a Majority Vote. The second type of change to the Indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of Outstanding debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable Indenture (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture) or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Outstanding debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 902)

      Changes Not Requiring Approval. The third type of change does not require any vote by you as holders of Outstanding debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. (Section 901)
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign Currencies or Currency units, we will use the U.S. dollar equivalent.
      Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.” (Section 101)
      We will generally be entitled to set any day as a record date for the purpose of determining the holders of debt securities that are entitled to vote or take other action under the applicable Indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of debt securities of that series on the record date. (Section 104)
      If your securities are held by a bank or brokerage firm, you should consult them for information on how approval may be granted or denied if we seek to change the applicable Indenture or the debt securities or request a waiver.
      Each Indenture contains provisions for convening meetings of the holders of debt securities issued as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the Outstanding debt securities of that series, upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture)
      Except for any consent that must be given by the holder of each debt security affected thereby, as described above, the holders of a majority in principal amount of the Outstanding debt securities of a series may adopt any resolution presented at a meeting at which a quorum is present. However, any resolution with respect to any action which the Indenture expressly provides may be taken by a specified percentage less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by vote of that specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities of a series in accordance with the applicable Indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding debt securities of a series, except that if any action is to be taken at such meeting which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of that series will constitute a quorum. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

      Notwithstanding the above, if any action is to be taken at a meeting of holders of debt securities of a series that the applicable Indenture expressly provides may be taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby or of the holders of such series and one or more additional series:

•	there will be no minimum quorum requirement for that meeting; and

•	the principal amount of the Outstanding debt securities of that series that vote in favor of such action will be taken into account in determining whether that action has been taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)
Defeasance and Covenant Defeasance
      The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will specify the choice in the prospectus supplement. (Section 1401)
      Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities (called “defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Sections 1402 and 1404) Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.
      If we ever accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from the subordination provisions on the subordinated debt securities described later under “Subordination” on page 18 of this prospectus. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust.
      Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures. These covenants relate to “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions” described in Sections 1009 and 1010, respectively, of the Senior Indenture and are summarized beginning on page 16 of this prospectus. We can also be released from any other covenant in the Indentures which may be specified in the prospectus supplement if we make the same type of deposit described above. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities. You also would be released from the subordination provisions on the subordinated securities described under “Subordination” on page 18 of this prospectus. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the Trustee were prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Book-Entry Debt Securities
      We may issue debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary that we identify in a prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a “Global Security”). Global Securities will be registered in the name of a financial institution we select, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Security is called the “Depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.
      Special Investor Considerations for Global Securities. Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, your rights relating to a Global Security will be governed by the account rules of your financial institution and of the Depositary, as well as general laws relating to debt securities transfers.
      You should be aware that when we issue debt securities in the form of Global Securities:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you must look to your own bank or brokerage firm for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

•	the Depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.
      Special Situations When Global Security Will Be Terminated. In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly through an account at your bank or brokerage firm will be up to you. You must consult your own bank or broker to find out how to have interests in debt securities transferred to your own name, so that you will hold them directly.
      The special situations for termination of a Global Security are:

•	when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); when an Event of Default on the debt securities has occurred and has not been cured; and

•	when and if we decide to terminate a Global Security, subject to the procedures of the Depositary.
      The prospectus supplement may list situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a Global Security terminates, the Depositary (and neither we nor the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 302) Unless otherwise provided in the prospectus supplement, debt securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.
Resignation of Trustee
      Each Trustee may resign or be removed with respect to one or more series of Indenture Securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee will be a Trustee of a trust separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.
Senior Indenture Provisions
Limitation on Sale and Leaseback Transactions
      Under the terms of the Senior Indenture, we will not, and will not permit any Restricted Subsidiary (as defined) to, sell or transfer any manufacturing plant owned by us or any Restricted Subsidiary with the intention of taking back a lease on such property unless:

•	the sale or transfer of property is made within 120 days after the later of the date of

•	the acquisition of such property,

•	the completion of construction of such property, or

•	the commencement of full operation thereof;

•	such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by us or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term;

•	the amount that we realize from such sale or transfer, together with the value (as defined) of then outstanding Sale and Leaseback Transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture, will not exceed 10% of our Consolidated Net Tangible Assets (as defined); or

•	we cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such Sale and Leaseback Transaction of either the Indenture Securities or other funded indebtedness which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)
      These provisions are intended to preserve our assets and to limit our ability to incur leases which effectively constitute indebtedness.
Limitation on Liens
      Under the terms of the Senior Indenture, with certain exceptions, we will not, directly or indirectly, and we will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of our or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness will be so secured. Among the exceptions are:

•	the creation of any mortgage or other lien on any of our property or property of any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of, the acquisition, the completion of construction or the commencement of full operation of such property; and

•	mortgages or liens on any property that we or any Restricted Subsidiary acquire after the date of the Senior Indenture existing at the time of such acquisition; provided that we incur the secured indebtedness for the purpose of financing all or any part of the acquisition or construction of any such property.
      In addition, we or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding Sale and Leaseback Transactions not otherwise permitted, will not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)
Definitions
      The Senior Indenture defines the term “Consolidated Net Tangible Assets” as our total assets and those of our consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries, less the following:

•	our current liabilities and those of our consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

•	all of our other liabilities and those of our consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106;

•	all of our and our consolidated subsidiaries’ depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose);

•	the book amount of all our and our consolidated subsidiaries’ segregated intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, less unamortized debt premium; and

•	appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.
      Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)
      The Senior Indenture defines the term “Restricted Subsidiary” as any of our subsidiaries except:

•	any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such a subsidiary;

•	any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of the stock or other securities of such subsidiary; or

•	any subsidiary acquired or organized after the date of the Indenture, unless our Board of Directors has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)
      The Senior Indenture defines the term “Funded Debt” as indebtedness for borrowed money owed or guaranteed by us or any of our consolidated subsidiaries, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)
      For purposes of Limitation on Liens and Limitation on Sale and Leaseback Transactions, the Senior Indenture defines the term “value” with respect to a manufacturing plant as the amount equal to the greater of:

•	the net proceeds of the sale or transfer of such manufacturing plant; or

•	the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by our Board of Directors.
      This amount is divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)
Subordinated Indenture Provisions
Subordination
      Article 16 of the Subordinated Indenture provides that the payment of principal of (and premium, if any), and interest on, subordinated securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness. We may make no payment with respect to subordinated securities while a default exists with respect to our Senior Indebtedness.
      The Subordinated Indenture defines “Senior Indebtedness” as:

•	indebtedness of our company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligations of our company evidenced by a bond, debenture, note or other similar instrument, including without limitation, overdrafts, letters of credit issued for our account and commercial paper;

•	any other indebtedness that constitutes purchase money indebtedness for payment of which we are directly or contingently liable (excluding trade accounts payable);

•	any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect that we enter into (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of a subsidiary or affiliate of our company or any other corporation in which we hold or have an option to purchase 50% or more of the outstanding capital stock; and

•	renewals, extensions and refundings of any indebtedness described in the three bullet points above, unless in any case the terms of the instrument creating or evidencing such indebtedness provide that the indebtedness is on a parity with or is junior to the Subordinated Indebtedness.
      Any indebtedness that becomes indebtedness of our company by operation of merger, consolidation or other acquisition will constitute Senior Indebtedness if that indebtedness would have been Senior Indebtedness had it been issued by us. By reason of this subordination, in the event that we become insolvent, holders of our Senior Indebtedness may receive more, ratably, and holders of Subordinated Indebtedness may receive less, ratably, than our other creditors. The Subordinated Indenture does not limit our ability to issue Senior Indebtedness.
      If this prospectus is being delivered in connection with a series of subordinated debt, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.
The Trustees Under the Indentures
      JPMorgan Chase Bank, N.A. is the Trustee under the Senior Indenture. We may appoint JPMorgan Chase Bank, N.A. as trustee under the Subordinated Indenture. JPMorgan Chase Bank, N.A. is among the banks with which we maintain ordinary banking relationships. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures under which our 5.25% Notes due 2035 (“5.25% Notes”), 5.45% Senior Debentures due 2034 (“5.45% Debentures”), 7.65% Debentures due 2029 (“7.65% Debentures”), 7.875% Debentures due 2026 (“7.875% Debentures”), 6 1/2% Debentures due 2025 (“6 1/2% Debentures”), 7 5/8% Debentures due 2024 (“7 5/8% Debentures”), 4.65% Notes due 2015 (“4.65% Notes”), 5.75% Notes due 2012 (“5.75% Notes”), and 8% Debentures due 2006 (“8% Debentures”) are outstanding.
      In the event that a default occurs under either Indenture or under the indentures which govern the 5.25% Notes, the 5.45% Debentures, the 7.65% Debentures, the 7.875% Debentures, the 6 1/2% Debentures, the 7 5/8% Debentures, the 4.65% Notes, the 5.75% Notes, or the 8% Debentures at a time when Indenture Securities are outstanding under the Subordinated Indenture, unless the default is cured or waived within 90 days, the provisions of the Trust Indenture Act require that, if JPMorgan Chase Bank, N.A. is Subordinated Trustee, it must resign as Trustee under either the Subordinated Indenture or each of the Senior Indenture, the 5.25% Notes indenture, the

5.45% Debentures indenture, the 7.65% Debentures indenture, the 6 1/2% Debentures indenture, the 7 5/8% Debentures indenture, the 4.65% Notes indenture, the 5.75% Notes indenture and the 8% Debentures indenture. In such circumstance, we expect that JPMorgan Chase Bank, N.A. would resign as Trustee under the Subordinated Indenture.
Foreign Currency Risks—Fluctuations and Controls
      Debt securities denominated or payable in foreign currencies may entail significant risks. For example, the value of the currencies, in comparison to U.S. dollars, may decline, or foreign governments may impose or modify controls regarding the payment of foreign currency obligations. These events may cause the value of debt securities denominated or payable in those foreign currencies to fall substantially. These risks will vary depending upon the foreign currency or currencies involved and will be more fully described in the applicable prospectus supplement.
DESCRIPTION OF DEBT WARRANTS
      We may issue, either together with other debt securities or preferred shares or separately, debt warrants to purchase underlying debt securities. We will issue debt warrants, if any, under warrant agreements (each, a “debt warrant agreement”) that would be between us and a bank or trust company, as warrant agent (the “debt warrant agent”), that we will describe in a prospectus supplement. The form of the debt warrant agreement is contained in a registration statement that we have filed with the SEC. See “Where You Can Find More Information” on page 2 of this prospectus for information on how to obtain a copy of the debt warrant agreement. The following is a summary of the material terms of the debt warrant agreement. This summary is not complete and is qualified in its entirety by reference to all the provisions of the debt warrant agreement and the accompanying debt warrant certificates, including the definitions therein of certain terms.
General
      You should read the prospectus supplement for the terms of the offered debt warrants, including the following:

•	the initial offering price;

•	the title and aggregate number of such debt warrants;

•	the designation, aggregate principal amount and other terms of the senior securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities or preferred shares with which the debt warrants are issued and the number of debt warrants issued with each debt security or preferred share;

•	if applicable, the date on and after which the debt warrants and the related debt securities or preferred shares will be separately transferable;

•	the principal amount of senior securities purchasable upon exercise of one debt warrant and the price at which such principal amount of senior securities may be purchased upon such exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

•	if applicable, a discussion of U.S. federal income tax consequences applicable to the exercise of the debt warrants and to the senior securities purchasable upon the exercise of the debt warrants;

•	the identity of the debt warrant agent;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred or registered; and

•	any other terms of the debt warrants.
      Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement relating thereto. (Section 3.01 of the debt warrant agreement)
Exercise of Debt Warrants
      Each offered debt warrant will entitle the holder thereof to purchase such amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to such offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will become void.
      You may exercise debt warrants by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the debt warrant agent, within five business days thereafter, of the debt warrant certificate or certificates evidencing the debt warrants. Upon receipt of such payment and the properly completed debt warrant certificates at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, deliver the amount of the underlying debt securities purchased upon such exercise. If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. If you hold a debt warrant, you must pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon such exercise.
Modifications
      There are three types of changes we can make to the debt warrant agreement and the offered debt warrants.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	increase the exercise price;

•	reduce the number of outstanding debt warrants, the consent of the holders of which is required for any such modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the debt warrants.
      Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement and the offered debt warrants is the kind that requires a vote in favor by holders of debt warrants owning a majority of the principal amount of the particular series affected. Most changes fall into this category.
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt warrants. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt warrants.

No Rights as Holders of Underlying Debt Securities
      Before you exercise the warrants, you are not entitled to payments of principal of (or premium, if any), or interest on, the related underlying debt securities or to exercise any other rights whatsoever as a holder of the underlying debt securities.
DESCRIPTION OF PREFERRED SHARES
      The following description sets forth the general terms and provisions of the preferred shares. If we offer preferred shares, we will describe the specific designation and rights in a prospectus supplement, and we will file a description with the SEC.
General
      Our Board of Directors is authorized without further shareholder action to issue one or more series of up to 14,106,394 preferred shares. The Board of Directors can also determine the number of shares, dividend rates, dividend payment dates and dates from which dividends will be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series. As of the date of this prospectus, no preferred shares are issued or outstanding.
      The preferred shares will have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of offered preferred shares.
      We will set forth the following terms of the offered preferred shares in the prospectus supplement:

•	the title and stated value of the offered preferred shares, the liquidation preference per share and the number of shares offered;

•	the price at which we will issue the offered preferred shares;

•	the dividend rates and dates on which dividends will be payable, as well as the dates from which dividends will commence to cumulate or the method(s) of calculation thereof;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares may be redeemed, in whole or in part, at our option, if we are to have that option;

•	our obligation, if any, to redeem or purchase the offered preferred shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares will be redeemed or purchased in whole or in part pursuant to such obligation;

•	any rights on the part of the holder to convert the offered preferred shares into our common shares;

•	any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions;

•	the terms of any debt warrants that we will offer together with or separately from the offered preferred shares;

•	the national securities exchanges, if any, upon which the offered preferred shares will be listed;

•	the procedures for any auction or remarketing, if any, of the offered preferred shares; and

•	any other terms of the offered preferred shares.
      The preferred shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account.
      We are subject to certain provisions of Ohio law, each of which may have the effect of delaying, deferring or preventing a change in control of our company. See “Description of Common Shares— Certain Ohio Statutes.”
Dividends
      As a holder of offered preferred shares, you will be entitled to receive cash dividends, when and as declared by the Board of Directors out of our assets legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by the Board of Directors. Dividends will be cumulative from and after the date set forth in the applicable prospectus supplement.
      If we have not paid or declared and set apart for payment full cumulative dividends on any preferred shares for any dividend period or we are in default with respect to the redemption of preferred shares or any sinking fund for any preferred shares, we may not do the following:

•	declare any dividends (except a dividend payable in shares ranking senior to the preferred shares) on, or make any distribution (except as aforesaid) on, the common shares or any of our other shares; or

•	make any payment on account of the purchase, redemption or other retirement of our common shares or any of our other shares except out of the proceeds of the sale of common shares or any other shares ranking junior to the preferred shares.
      If dividends on preferred shares are in arrears, and there will be outstanding shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares, we, in making any dividend payment on account of such arrears, are required to make payments ratably upon all outstanding preferred shares and such other series of preferred shares in proportion to the respective amounts of dividends in arrears on such preferred shares and shares of such other series.
Liquidation Rights
      In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the offered preferred shares will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. This distribution will be made out of our assets available for distribution to shareholders and will be made before any distribution is made to holders of our common shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the preferred shares and any of our other shares ranking on a parity with the preferred shares are not paid in full, the holders of those shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of our assets. A consolidation or merger of our company with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of our company.

Redemption
      The offered preferred shares will be redeemable in whole or in part at our option, at the times and at the redemption prices that we set forth in the applicable prospectus supplement.
      We may not redeem less than all the outstanding shares of any series of preferred shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of preferred shares for all past dividend periods. In addition, all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred shares then outstanding must have been met.
Voting Rights
      The holders of the offered preferred shares are entitled to one vote per share on all matters presented to our shareholders.
      If the equivalent of six quarterly dividends payable on any series of preferred shares are in default, whether or not declared or consecutive, the holders of all outstanding series of preferred shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of preferred shares will not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding preferred shares of all series are present in person or by proxy.
      The affirmative vote of the holders of at least two-thirds of the outstanding preferred shares, voting as a single class without regard to series, will be required for any amendment of our Amended Articles of Incorporation or Amended Regulations that will adversely affect the preferences, rights or voting powers of the preferred shares. If not all series of preferred shares would be affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be affected, voting separately as a class, will be required. A two-thirds vote is also required to issue any class of stock that will have preference as to dividends or distribution of assets over any outstanding series of preferred shares.
      The affirmative vote of the holders of a majority of the outstanding preferred shares will be necessary to increase the authorized number of preferred shares or to authorize any shares ranking on a parity with the preferred shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding preferred shares.
Conversion Rights
      We will state in the prospectus supplement for any series of offered preferred shares whether shares in that series are convertible into common shares. Unless otherwise provided in the applicable prospectus supplement, if a series of preferred shares is convertible into common shares, holders of convertible preferred shares of that series will have the right, at their option and at any time, to convert any of those convertible preferred shares in accordance with their terms. However, if that series of convertible preferred shares is called for redemption, the conversion rights pertaining to such series will terminate at the close of business on the date before the redemption date.
      Unless we specify otherwise in the applicable prospectus supplement, the conversion rate is subject to adjustment in certain events, including the following:

•	the issuance of common shares or capital shares of any other class as a dividend or distribution on the common shares;

•	subdivisions and combinations of the common shares;

•	the issuance of certain rights or warrants to all holders of common shares entitling those holders to subscribe for or purchase common shares, or securities convertible into common shares, within the period specified in the prospectus supplement at less than the current market price as defined in the Certificate of Designations for such series of convertible preferred shares; and

•	the distribution of evidences of indebtedness or assets or rights or warrants to all holders of common shares (excluding cash dividends, distributions, rights or warrants, referred to above).

      No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurrent cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years will have elapsed from the date of occurrence of any event requiring any such adjustment; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we, in our discretion, determine to be advisable in order that certain stock-related distributions or subdivisions of the common shares hereafter made by us to our shareholders will not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or securities carrying the right to purchase any of the foregoing.
      In the case of:

•	any reclassification or change of the common shares,

•	a consolidation or merger involving our company, or

•	a sale or conveyance to another corporation of the property and assets of our company as an entirety or substantially as an entirety, as a result of which holders of common shares will be entitled to receive stock, securities, or other property or assets, including cash, with respect to or in exchange for such common shares, the holders of the convertible preferred shares then outstanding will be entitled thereafter to convert those convertible preferred shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had those convertible preferred shares been converted into common shares immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance.
      In the event of a taxable distribution to holders of common shares or other transaction which results in any adjustment of the conversion rate, the holders of convertible preferred shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common shares or the convertible preferred shares.
DESCRIPTION OF COMMON SHARES
      The following is a summary of the material provisions concerning the common shares contained in our Amended Articles of Incorporation (“Articles”) and our Amended Regulations (“Regulations”), as affected by debt agreements. Reference is made to such Articles and Regulations, which we have filed with the SEC. See “Where You Can Find More Information” on page 2 of this prospectus for information on how to obtain a copy of the Articles and Regulations. Our common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange.

Authorized Number
      The Articles authorize the issuance of up to 300,000,000 common shares. Common shares issued and outstanding totaled 148,106,000 on October 31, 2005. The outstanding common shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Articles also authorize the issuance of up to 14,106,394 preferred shares. Currently, there are no preferred shares issued and outstanding.
Dividends
      Holders of common shares may receive dividends that our Board of Directors declares.
Voting Rights
      Each common share entitles the holder to one vote. Directors are elected by cumulative voting, which means that each common share entitles the holder to the number of votes equal to the number of directors to be elected. All votes in respect of such common share may be cast for one or more of the directors to be elected. Cumulative voting may have the effect of increasing minority shareholders’ representation on the Board of Directors.
      The Articles provide that action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion, which is different from that provided by statutory law, in order for shareholders to take action in certain circumstances, including the following:

(1) two-thirds vote required to fix or change the number of directors;

(2) two-thirds vote required for removal of directors;

(3) fifty percent of the outstanding shares required to call a special meeting of shareholders;

(4) two-thirds vote required to amend the Regulations without a meeting;

(5) two-thirds vote required to amend the provisions described in items (1) and (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors;

(6) two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions; and

(7) two-thirds vote required to amend the provisions described in item (6) above, or this provision.
      The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of our Company.
Liquidation Rights
      In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred shares are entitled, if any such preferred shares are then outstanding, the holders of the common shares are entitled to share pro rata in our assets remaining for distribution to shareholders.

Miscellaneous Rights, Listing and Transfer Agents
      Our common shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.
      Our outstanding common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. Equiserve Trust Company N.A. is the transfer agent and registrar for our common shares.
Classification of Board of Directors
      Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified board of directors may be to make it more difficult to acquire control of our company.
Certain Ohio Statutes
      Various laws may affect the legal or practical ability of shareholders to dispose of shares of our company. Such laws include the Ohio statutory provisions described below.
      Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder’s share acquisition date.
      The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder.
      After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:

•	the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder); or

•	the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.
      The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder’s acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.
      Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:

•	that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or

•	such person’s purpose was not to increase any profit or decrease any loss in the stock, and the proposal did not have a material effect on the market price or trading volume of the stock.
      Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.
Control Share Acquisition Act
      We are also subject to Ohio’s Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which our company meets, only if such person has submitted an “acquiring person statement” and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding “interested shares,” as defined in Section 1701.01 of the Ohio Revised Code.
PLAN OF DISTRIBUTION
      We may sell the offered securities as follows:

•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.
      We will identify any underwriters or agents and describe their compensation in a prospectus supplement.
      We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
      In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.
      We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.
      If we indicate in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement, and we will specify in the prospectus supplement the commission payable for solicitation of such contracts.
LEGAL OPINIONS
      The validity of the offered securities will be passed upon for us by Mark Hennessey, Deputy General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022. Mr. Hennessey is paid a salary by our company and participates in various employee benefit plans offered by us, including equity based plans.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$750,000,000

Eaton Corporation

$300,000,000 4.900% Notes due 2013
$450,000,000 5.600% Notes due 2018

PROSPECTUS SUPPLEMENT

May 15, 2008

Joint Book-Running Managers

Citi
JPMorgan
Morgan Stanley

Co-Managers

Goldman Sachs & Co.
UBS Investment Bank
Banc of America Securities LLC
KeyBanc Capital Markets
Barclays Capital
BNP PARIBAS
Deutsche Bank Securities
Merrill Lynch & Co.